Number: BC1042036

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that 1042000 B.C. LTD. changed its name to INSPIRA FINANCIAL INC. on July 7, 2015 at 03:35 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On July 7, 2015

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE